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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

          FOR THE YEARS ENDED MAY 31, 1994, 1993, 1992, 1991 AND 1990

                                                1994       1993       1992       1991       1990
                                              --------   --------   --------   --------   --------
Net margins before extraordinary loss.......  $ 33,188   $ 41,648   $ 45,553   $ 48,305   $ 39,373
Add: Fixed charges..........................   263,230    265,412    314,863    349,954    354,010
                                              --------   --------   --------   --------   --------
Margins available for fixed charges.........  $296,418   $307,060   $360,416   $398,259   $393,283
                                              ========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt (including
     amortization of discount and
     issuance costs)........................  $263,230   $265,412   $314,863   $349,954   $354,010
                                              --------   --------   --------   --------   --------
          Total fixed charges...............  $263,230   $265,412   $314,863   $349,954   $354,010
                                              ========   ========   ========   ========   ========
Ratio of margins to fixed charges...........      1.13       1.16       1.14       1.14       1.11
                                              ========   ========   ========   ========   ========
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